Exhibit 10.3

Employment Agreement between EzFill Holdings Inc. and McConnell

October 2, 2020

Michael McConnell

Mike.Mcconn85@gmail.com

Dear Michael:

On behalf of EzFill Holdings, Inc. (the “Company”), I am pleased to offer you the position of Chief Executive Officer (“CEO”). As CEO you will be reporting to the Company’s board of directors and working remotely until your relocation to Florida. Your Employment Start Date will be Monday, October 12, 2020.

Base Salary. Your annual-base salary will be $25,000.00 per month ($300,000 annually), less applicable taxes, deductions, and withholdings, paid monthly and subject to annual review (“Base Salary”). Your salary will automatically increase 10% on each anniversary of your Employment Start Date. Beginning on the first payday following the 30th day from your Employment Start Date, you will be paid on the Company’s regularly scheduled payday.

30 Days’ Deferred Salary. For a period of 30 days following your Employment Start Date your salary will accrue on a deferred basis to be paid upon the close of the Company’s Initial Public Offering (IPO) and listing on the Nasdaq or NYSE.

Signing Bonus. As added consideration for you joining the Company, on your Employment Start Date, the Company will issue you a signing bonus of $200,000 worth of the Company’s common stock (the “Signing Shares”). The amount of Signing Shares which you receive will be based on a share price of $1.00 per share. The Signing Shares will fully vest upon completion of the Company’s initial public offering and listing on a US public Exchange.

Annual Performance Cash Bonus. Upon meeting pre-determined periodic Key Performance Indicators (“KPIs”) every year, you will be eligible for an annual cash bonus of 40% of your base salary. Your KPI’s will be set by the mutual agreement of the Company and yourself within 30 days from your Employment Start Date (the “Cash Performance Bonus”). The Failure to establish KPI’s which is not the fault of the Company will exclude you from eligibility for the Performance Bonus. To qualify for the Cash Performance Bonus, you must meet the KPI’s.

Equity Awards. As a “C” level executive of the Company, you will be entitled to receive equity awards under the Company’s Incentive Plan, (the “Incentive Plan”), which should be in place shortly after your Employment Start Date. The aggregate annual award value under the Incentive Plan will be equal to 50% of your Base Salary, as adjusted from time to time, (the “Grant”). Twenty-Five percent (25%) of such Grant will be in the form of Restricted Common Stock (the “RCSs”) and the remaining Seventy-Five percent (75%) of such Grant will be in the form of options to purchase the Company’s common stock (the “Stock Options”). The number of Stock Options shall be calculated in accordance with the Company’s option valuation practices. The RCSs shall vest on the first anniversary of the day they were granted, the RCS grant will include a cash payment upon vesting to cover expected ordinary income tax charges and will be calculated at the highest individual personal income tax rate (“Gross Up”). The Stock Options shall vest in equal one-third (1/3) increments on each anniversary of the day they were granted. All Equity Awards shall be granted to you, provided that: (1) at the end of each applicable vesting date, you are still employed by the Company; and (2) provided that you satisfy the KPIs and the other performance criteria established by the Incentive Plan. All Stock Options that will be granted to you shall expire 5 years following their vesting.

Benefits. The Company currently does not have any benefit plans in place. You will be able to participate in all of the Company’s benefit plans, at no cost to you, once they become available.

Business Expense & Travel Reimbursement. Upon presentation of appropriate documentation in accordance with the Company’s expense reimbursement policies, the Company will reimburse you for the reasonable business expenses you incur in connection with your employment. Additionally, for a period of eighteen months following your Employment Start Date the Company will reimburse you for your travel costs incurred in commuting between Nashville and Florida for Company purposes.

Relocation Payment. The Company will reimburse your relocation costs up to $30,000.

Paid Time Off. You will accrue Paid Time Off, which you will be allowed to use for absences due to illness, vacation, or personal need, at a rate of 200 hours, or twenty (25) days (based upon an eight-hour workday), per year.

Term and Termination. The initial term shall be three (3) years commencing on your Employment Start Date (the “Term”). On the third anniversary, your employment will be renewed automatically for additional one-year terms, unless the Company provides you with a notice of non-renewal at least 30 days prior to the end of the Term.

Termination by the Company for Cause. You may be terminated by the Company immediately and without notice for “Cause.” “Cause” shall mean: (i) your willful material misconduct; or (ii) your willful failure to materially perform your responsibilities to the Company. “Cause” shall be determined by the Company after conducting a meeting where you can be heard on the topic.

Termination Without Cause: The Company may terminate your employment without Cause not earlier than 3 months following your Employment Start Date. Upon Termination Without Cause the Company will (i) continue payment of your Base Salary for additional number of months equal to the number of months of your actual employment prior to the termination, capped at 3 months maximum payment. In all other types of terminations or voluntary resignation on your part, all further vesting of your outstanding equity awards or bonuses, as well as all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned and vested). The foregoing is your sole entitlement to severance payments and benefits in connection with the termination of your employment.

Death and Disability. In the event of your death during the Term, your employment shall terminate immediately. If, during the Term you shall suffer a “Disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, the Company may terminate your employment. In the event your employment is terminated due to death or Disability, you (or your estate in case of death) shall be eligible to receive the separation benefits (in lieu of any severance payments): all unpaid Base Salary amounts, and all outstanding and fully vested stock options and other equity awards.

Confidentiality and No Conflict with Prior Agreements. As an employee of the Company, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products, and services of the Company and its clients. Similarly, you may have confidential or proprietary information from prior employers that must not be used or disclosed to anyone at the Company. By accepting this offer you are certifying that you will keep the Company’s and your prior employer’s information confidential. In addition, the Company requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this offer letter, you represent that your employment with the Company shall not breach any agreement you have with any third party.

2

Obligations. During your employment, you shall devote your full business efforts and time to the Company. However, this obligation shall not preclude you from engaging in appropriate civic, charitable or religious activities, or, with the consent of the Board, from serving on the boards of directors of companies that are not competitors to the Company, as long as these activities do not materially interfere or conflict with your responsibilities to, or your ability to perform your duties of employment at, the Company. Any outside activities must be in compliance with and if required, approved by the Company’s Corporate Governance Guidelines.

Non-competition. In addition to the obligations specified in the Proprietary Agreement, you agree that during your employment with the Company you will not engage in, or have any direct or indirect interest in, any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of the Company, including, without limitation, planning, developing, marketing, selling, and providing services relating to mobile gas delivery.

Background Check. You represent that all information provided to the Company or its agents with regard to your background is true and correct.

We look forward to you joining the Company. Please indicate your acceptance of this offer by signing below and returning an executed copy of this offer to me at your earliest convenience.

Sincerely,

Michael D. Farkas,
Chairman & President

I accept this offer of employment with EzFill Holdings, Inc. and agree to the terms and conditions outlined in this letter.

October 2, 2020
Michael McConnell	Date

October 12, 2020
Employment Start Date

3